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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                 PROXICOM, INC.

                                       AT

                              $5.75 NET PER SHARE

                                       BY

                             PFC ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                          COMPAQ COMPUTER CORPORATION

                                                                     May 3, 2001

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase dated May 3, 2001 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by PFC Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Compaq Computer Corporation ("Compaq"), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Proxicom, Inc., a Delaware corporation ("Proxicom"), at $5.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger dated as of April 26, 2001 (the "Merger Agreement") among Compaq, the Purchaser and Proxicom. The Merger Agreement provides, among other things, that following the completion of the Offer the Purchaser will be merged into Proxicom (the "Merger"). As a result of the Merger, Proxicom will continue as the surviving corporation and will become a wholly owned subsidiary of Compaq.

     We are the holder of record of Shares held for your account. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

     Your attention is directed to the following:

     1. The tender price is $5.75 per Share, net to you in cash, without interest.

     2. The Board of Directors of Proxicom has unanimously determined that the Offer and the Merger are fair to and in the best interests of the shareholders of Proxicom, approved the Offer and the Merger and recommends that the shareholders of Proxicom accept the Offer and tender their Shares.

     3. The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Thursday, May 31, 2001, unless the Offer is extended (as extended, the "Expiration Date").

     4. The Offer is being made for all of the outstanding Shares. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the Expiration Date a number of Shares which, together with the Shares beneficially owned by Compaq and its subsidiaries, represents at least a majority of the outstanding Shares on a fully diluted basis. The Offer is also subject to other conditions described in Section 14 of the Offer to Purchase.
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     5. Shareholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Information Agent or the Depositary or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

     If you wish to have us tender any or all of your Shares, please complete, sign, detach and return to us the instruction form below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the enclosed instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Expiration Date.

     The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

     Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by EquiServe Trust Company, N.A. (the "Depositary") of (i) certificates representing the Shares tendered or timely confirmation of the book-entry transfer of such Shares into the account maintained by the Depositary at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and
(iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

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                     INSTRUCTIONS FORM WITH RESPECT TO THE

                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                                 PROXICOM, INC.

                            BY PFC ACQUISITION CORP.

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated May 3, 2001, and the related Letter of Transmittal, in connection with the offer by PFC Acquisition Corp. to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Proxicom, Inc.

     This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

    Number of Shares to be Tendered:                                       SIGN HERE
                                           Shares*
    ----------------------------------------------       ----------------------------------------------
                                                                          Signature(s)
    Dated                               , 2001
          ----------------------------                   ----------------------------------------------
                                                                     Name(s) (Please Print)

                                                         ----------------------------------------------
                                                                          Address(es)

                                                         ----------------------------------------------
                                                                                             (Zip Code)

                                                         ----------------------------------------------
                                                                 Area Code and Telephone Number

                                                         ----------------------------------------------
                                                         Taxpayer Identification or Social Security No.

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
    * Unless otherwise indicated, it will be assumed that all Shares held for the undersigned's account are to be tendered.

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